Exhibit 99.1

                K-Swiss Reports Fourth Quarter Results

    WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--Feb. 22, 2007--K-Swiss Inc. (NASDAQ/NM: KSWS) today announced results for the fourth quarter and year ended December 31, 2006.

    Financial Highlights

    Net earnings for the fourth quarter of 2006 were $10,670,000, or $0.30 per diluted share, compared with $11,557,000, or $0.33 per diluted share, in the prior-year period. Net earnings and net earnings per diluted share for the year ended December 31, 2006, increased 2.1% and 2.8%, respectively, to $76,864,000, or $2.17 per diluted share, compared with $75,248,000, or $2.11 per diluted share, for the year ended December 31, 2005.

    For the fourth quarter of 2006, total worldwide revenues increased 1.7% to $93,833,000, compared with $92,289,000 in the prior-year period. Domestic revenues decreased 18.4% to $52,492,000 in the fourth quarter, and international revenues increased 47.8% to $41,341,000. Total worldwide revenues for 2006 decreased 1.5% to $501,148,000 compared with $508,574,000 in 2005. Domestic revenues decreased 16.2% to $318,687,000 in 2006, while international revenues increased 42.4% to $182,461,000.

    Futures Orders

    Worldwide futures orders with start ship dates from January through June 2007 decreased 22.5% to $168,872,000 at December 31, 2006, compared with $217,895,000 at December 31, 2005. Domestic futures orders decreased 43.5% to $83,954,000 at December 31, 2006, from $148,698,000 the previous year. International futures orders increased 22.7% to $84,918,000 at December 31, 2006, from $69,197,000 the previous year.

    Stock Repurchase Program

    The Company purchased 5,000 shares of Class A Common Stock during the fourth quarter of 2006 for a total expenditure of approximately $161,000 as part of its stock repurchase program. At December 31, 2006, there remains authorization to repurchase approximately 4,076,000 shares under the Company's existing stock repurchase program. Since August 1996, K-Swiss has purchased a total of 25.3 million shares of Class A Common Stock for a total expenditure of $164.2 million.

    Earnings Guidance

    K-Swiss also issued guidance for the first quarter of 2007 and full-year 2007. The Company expects revenues for the first quarter of 2007 to be approximately $120 to $130 million and earnings per diluted share to be in the range of $0.41 to $0.51. The Company expects full-year revenues to be approximately $420 to $460 million and expects to report full-year earnings per diluted share of approximately $1.20 to $1.50.

    The Company's estimates for the first quarter of 2007 and full-year 2007 reflect a significant decline in domestic revenues; substantial investments in product development and marketing for the K-Swiss brand, including a retail strategy; continued expansion of international operations; and continued investment in the Royal Elastics brand. The estimates are based upon the following assumptions: domestic revenues will decline approximately 30% for the year; gross margins will be approximately 46%; SG&A will not rise above $40 million for the first quarter of 2007 or $152 million for the full-year 2007; our tax rate will approximate 20%; customer order cancellations will be moderate; and the Company's growth initiatives with respect to Royal Elastics will not exceed a net loss of $0.11 per share for the full year.

    Steven Nichols, Chairman of the Board and President, stated, "The fourth quarter results were in line with our previously announced expectations for a continued decline in the domestic business offset by robust growth in international sales. Although these trends have been evident throughout the year in our revenues and backlog, we have now reached the point where the international backlog is larger than the domestic backlog for the first time in our history. Over the past several months we have been assembling a talented team to lead in key areas such as apparel, product development, international operations and marketing. Our initial forecast for 2007 reflects the significant level of investment we have committed to showcasing the K-Swiss brand, including a new retail strategy, and returning the brand to its former prominence domestically by relying on its tennis heritage. The continuing decline in domestic sales and the projected higher level of expenditures make for a hard financial reality - a year-over-year decline in earnings growth in 2007 - but we believe these investments will make K-Swiss a much stronger company in 2008 and beyond."

    Investor Conference Call and Web Simulcast

    K-Swiss will conduct a conference call on its fourth quarter 2006 earnings release on February 22, 2007, at 11:00 a.m. EST. The number to call for this interactive teleconference is (913) 312-1270. A replay of this conference call will be available until March 1, 2007, by dialing (719) 457-0820 and entering the passcode, 3614828.

    The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K-Swiss' quarterly conference call will be available online at www.streetevents.com and www.earnings.com on February 22, 2007, beginning at 11:00 a.m. EST. The online replay will follow shortly after the call and continue through March 1, 2007.

    K-Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K-Swiss brand. The Company also designs and manufactures footwear under the Royal Elastics brand. Royal Elastics, a wholly owned subsidiary, is the leading innovator of slip-on, laceless footwear.

    Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, industry trends, merchandise trends, including market acceptance of the Company's training shoe and new Limited Edition lines, and Royal Elastics brand, market acceptance of the Company's casual product in Europe, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a slower worldwide economy. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-K for the year ended December 31, 2006, which is currently on file with the SEC. "Backlog" as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of "futures" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.


           K-Swiss Inc. Consolidated Statements of Earnings
            (In thousands, except earnings per share data)

                               Three Months Ended      Year Ended
                                  December 31,        December 31,
                               ------------------ --------------------
                                  (Unaudited)
                                   2006     2005       2006      2005
                               --------- -------- ---------- ---------
Revenues                       $ 93,833  $92,289  $ 501,148  $508,574
Cost of goods sold               51,246   49,304    263,935   271,212
                               --------- -------- ---------- ---------
    Gross profit                 42,587   42,985    237,213   237,362
Selling, general and
 administrative expenses         32,102   28,766    137,527   130,144
                               --------- -------- ---------- ---------
    Operating profit             10,485   14,219     99,686   107,218
Interest income, net              2,073    1,242      7,005     3,333
                               --------- -------- ---------- ---------
Earnings before income taxes     12,558   15,461    106,691   110,551
Income tax expense                1,888    3,904     29,827    35,303
                               --------- -------- ---------- ---------
    Net earnings               $ 10,670  $11,557   $ 76,864   $75,248
                               ========= ======== ========== =========
Basic earnings per share         $ 0.31    $0.34     $ 2.23     $2.20
                               ========= ======== ========== =========
Diluted earnings per share       $ 0.30    $0.33     $ 2.17     $2.11
                               ========= ======== ========== =========
Weighted average number of
 shares outstanding
    Basic                        34,552   34,163     34,401    34,220
    Diluted                      35,476   35,430     35,378    35,626


                K-Swiss Inc. Condensed Balance Sheets
                            (In thousands)

                                                      December 31,
                                                  --------------------
                                                    2006       2005
                                                  ---------- ---------
                                ASSETS
CURRENT ASSETS
Cash and cash equivalents                         $ 260,229  $197,464
Accounts receivable, net                             40,988    42,411
Inventories                                          59,178    61,164
Prepaid expenses and other current assets             8,005     7,484
Deferred taxes                                        5,040     4,224
                                                  ---------- ---------
    Total current assets                            373,440   312,747
PROPERTY, PLANT AND EQUIPMENT, NET                   15,831     8,016
OTHER ASSETS
Intangible assets                                     4,700     4,700
Deferred taxes                                        2,970     4,810
Other                                                 7,619     5,963
                                                  ---------- ---------
                                                     15,289    15,473
                                                  ---------- ---------
                                                  $ 404,560  $336,236
                                                  ========== =========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit                                   $ --       $--
Trade accounts payable                               12,262    19,654
Accrued liabilities                                  36,800    27,270
                                                  ---------- ---------
    Total current liabilities                        49,062    46,924
OTHER LIABILITIES                                     9,595    13,991
STOCKHOLDERS' EQUITY                                345,903   275,321
                                                  ---------- ---------
                                                  $ 404,560  $336,236
                                                  ========== =========


    CONTACT: K-Swiss Inc.
             George Powlick, Chief Financial Officer, 818-706-5100